Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES SECOND QUARTER 2020 EARNINGS

▪	Pretax income of $4.6 million
▪	Net income of $3.0 million, or $0.13 per diluted share
▪	New contract purchases of $136 million
▪	Pretax charges of $12.6 million related to potential losses from the pandemic

LAS VEGAS, NV, July 21, 2020 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $3.0 million, or $0.13 per diluted share, for its second quarter ended June 30, 2020. This compares to net income of $1.8 million, or $0.08 per diluted share, in the second quarter of 2019.

Revenues for the second quarter of 2020 were $67.3 million, a decrease of $19.0 million, or 22.0%, compared to $86.3 million for the second quarter of 2019. Total operating expenses for the second quarter of 2020 were $62.6 million compared to $83.6 million for the 2019 period for a decrease of $20.9 million, or 25.0%. Pretax income for the second quarter of 2020 was $4.6 million compared to pretax income of $2.8 million in the second quarter of 2019, an increase of 67.6%.

Results for the second quarter include two specific charges related to estimated potential impact on credit performance resulting from the pandemic. The Company recorded a $9.5 million mark down to the carrying value of the portion of the receivables portfolio accounted for at fair value. The mark down is reflected as a reduction in revenue for the quarter. The Company also recorded a $3.1 million charge to the provision for credit losses for the legacy portfolio accounted for under the Current Expected Credit Loss (CECL) model. Without the charges related to the pandemic, revenues, total operating expenses and pretax income for the second quarter of 2020 would have been $76.8 million, $59.5 million and $17.3 million, respectively.

For the six months ended June 30, 2020 total revenues were $138.1 million compared to $174.6 million for the six months ended June 30, 2019, a decrease of approximately $36.5 million, or 20.9%. Total expenses for the six months ended June 30, 2020 were $130.3 million, a decrease of $38.8 million, or 23.0%, compared to $169.1 million for the six months ended June 30, 2019. Pretax income for the six months ended June 30, 2020 was $7.8 million, compared to $5.4 million for the six months ended June 30, 2019. Net income for the six months ended June 30, 2020 was $13.8 million compared to $3.5 million for the six months ended June 30, 2019. Results for the six months ended June 30, 2020 include a net tax benefit of $8.8 million related to the revaluation of the Company’s net operating losses and other tax adjustments. Without this tax benefit, net income and net income per diluted share for the six months ended June 30, 2020 would have been $5.0 million and $0.21 per share, respectively.

During the second quarter of 2020, CPS purchased $135.9 million of new contracts compared to $266.0 million during the first quarter of 2020 and $250.1 million during the second quarter of 2019. The Company's receivables totaled $2.326 billion as of June 30, 2020, a decrease from $2.435 billion as of March 31, 2020 and $2.399 billion as of June 30, 2019.

Annualized net charge-offs for the second quarter of 2020 were 7.39% of the average portfolio as compared to 7.82% for the second quarter of 2019. Delinquencies greater than 30 days (including repossession inventory) were 9.59% of the total portfolio as of June 30, 2020, as compared to 14.83% as of June 30, 2019.

"We began our second quarter of 2020 with many uncertainties related to the pandemic,” reported Charles E. Bradley, Jr., Chairman and Chief Executive Officer. “During the quarter, we sent home, and later returned to the office, more than half of our workforce with no significant interruption to our operations or the services we provide our dealers and customers. We postponed our planned asset-backed securitization, then completed it when the markets recovered. Despite the challenges of the times, we are pleased with the resiliency of our staff, our customers and the subprime auto finance industry.”

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Conference Call

CPS announced that it will hold a conference call on Wednesday, July 22, at 1:00 p.m. ET to discuss its quarterly operating results. Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time. The conference identification number is 9486817.

A replay of the conference call will be available between July 22 and July 29, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 9486817. A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded figures representing allowances for remaining expected lifetime credit losses, its pandemic-related markdown of carrying value for the portion of its portfolio accounted for at fair value, its pandemic-related charge to the provision for credit losses for the its legacy portfolio, its estimates of fair value (most significantly for its receivables accounted for at fair value), its provision for credit losses, its entries offsetting the preceding, and figures derived from any of the preceding.  In each case, such figures are forward-looking statements because they are dependent on the Company’s estimates of losses to be incurred in the future. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the COVD-19 pandemic and to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. The accuracy of such estimates may also be affected by the effects of the COVID-19 pandemic and of governmental responses to said pandemic, which have included prohibitions on certain means of enforcement of receivables, and may include additional restrictions, as yet unknown, in the future. Any or all of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to losses to be incurred in the future may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844 878-2777

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues:
Interest income	$75,552	$84,449	$154,689	$170,294
Mark to finance receivables measured at fair value	(9,549)	–	(19,899)	–
Other income	1,289	1,876	3,269	4,261
	67,292	86,325	138,059	174,555
Expenses:
Employee costs	19,828	19,706	41,671	38,779
General and administrative	7,837	8,750	16,506	16,924
Interest	26,485	27,703	53,476	54,993
Provision for credit losses	3,100	20,489	6,713	44,445
Other expenses	5,399	6,907	11,938	13,968
	62,649	83,555	130,304	169,109
Income before income taxes	4,643	2,770	7,755	5,446
Income tax expense	1,671	970	(6,009)	1,907
Net income	$2,972	$1,800	$13,764	$3,539

Earnings per share:
Basic	$0.13	$0.08	$0.61	$0.16
Diluted	$0.13	$0.08	$0.58	$0.15

Number of shares used in computing earnings
per share:
Basic	22,685	22,362	22,612	22,302
Diluted	23,687	23,978	23,783	24,119

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2020	2019
Assets:
Cash and cash equivalents	$7,475	$5,295
Restricted cash and equivalents	139,191	135,537
Finance receivables measured at fair value	1,537,649	1,444,038

Finance receivables	669,772	897,530
Allowance for finance credit losses	(98,602)	(11,640)
Finance receivables, net	571,170	885,890

Deferred tax assets, net	33,442	15,480
Other assets	48,533	53,009
	$2,337,460	$2,539,249

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$47,415	$47,077
Warehouse lines of credit	56,668	134,791
Residual interest financing	37,544	39,478
Securitization trust debt	2,051,172	2,097,728
Subordinated renewable notes	19,580	17,534
	2,212,379	2,336,608

Shareholders' equity	125,081	202,641
	$2,337,460	$2,539,249

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Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019

Contracts purchased	$135.85	$250.14	$401.86	$493.17
Contracts securitized	221.87	230.00	481.87	495.00

Total portfolio balance	$2,326.44	$2,399.22	$2,326.44	$2,399.22
Average portfolio balance	2,364.03	2,398.92	2,395.11	2,395.57

Allowance for finance credit losses as % of fin. receivables	14.72%	2.77%

Aggregate allowance as % of fin. receivables (1)	17.45%	4.66%

Delinquencies
31+ Days	7.75%	13.15%
Repossession Inventory	1.84%	1.68%
Total Delinquencies and Repo. Inventory	9.59%	14.83%

Annualized Net Charge-offs as % of Average Portfolio
Legacy portfolio	12.84%	12.24%	11.45%	11.87%
Fair Value portfolio	4.95%	2.90%	5.09%	2.77%
Total portfolio	7.39%	7.82%	7.19%	7.90%

Recovery rates (2)	34.0%	34.1%	35.1%	33.9%

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	For the				For the
	Three months ended				Six months ended
	June 30,				June 30,
	2020		2019		2020		2019
	$ (3)	%(4)	$ (3)	%(4)	$ (3)	%(4)	$ (3)	%(4)
Interest income	$75.55	12.8%	$84.45	14.1%	$154.69	12.9%	$170.29	14.2%
Mark to finance receivables measured at fair value	(9.55)	-1.6%	–	0.0%	(19.90)	-1.7%	–	0.0%
Servicing fees and other income	1.29	0.2%	1.88	0.3%	3.27	0.3%	4.26	0.4%
Interest expense	(26.49)	-4.5%	(27.70)	-4.6%	(53.48)	-4.5%	(54.99)	-4.6%
Net interest margin	40.81	6.9%	58.62	9.8%	84.58	7.1%	119.56	10.0%
Provision for credit losses	(3.10)	-0.5%	(20.49)	-3.4%	(6.71)	-0.6%	(44.45)	-3.7%
Risk adjusted margin	37.71	6.4%	38.13	6.4%	77.87	6.5%	75.12	6.3%
Core operating expenses	(33.06)	-5.6%	(35.36)	-5.9%	(70.12)	-5.9%	(69.67)	-5.8%
Pre-tax income	$4.64	0.8%	$2.77	0.5%	$7.76	0.6%	$5.45	0.5%

(1)	Includes allowance for finance credit losses and allowance for repossession inventory.
(2)	Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.
(3)	Numbers may not add due to rounding.
(4)	Annualized percentage of the average portfolio balance. Percentages may not add due to rounding.

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